1 EMPLOYMENT AGREEMENT This Employment Agreement (the “Agreement”) is entered into by and between We Work Management LLC (the “Company”) and Susan Catalano (“Executive”) (together, the “Parties” and individually, a “Party”) as of the date Executive signs this Agreement. WHEREAS, Executive and the Company entered into an Offer Letter effective as of June 3, 2019 (signed by you on May 8, 2019) and as subsequently amended by letter agreements dated February 16, 2020 and July 28, 2021 (collectively, the “Offer Letter”) setting forth the terms and conditions of Executive’s employment with the Company; and WHEREAS, the Company and Executive desire to replace the Offer Letter with the Agreement. NOW THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the Parties hereto agree as follows: 1. Position. (a) Effective as of January 27, 2022 (the “Effective Date”), Executive shall be employed as Chief People Officer and be based in New York. Executive shall report to the Chief Executive Officer and will be a member of the Company’s senior executive team. (b) Executive shall use Executive’s best efforts to perform all services diligently and to the best of Executive’s ability and shall at all times carry out Executive’s duties in a competent and professional manner and seek to enhance and promote the business of the Company. Executive shall devote all business time and efforts to the affairs of the Company. With the Company’s prior written approval, Executive may serve as a member of the board of for-profit and nonprofit organizations, provided that such activities do not interfere with Executive’s performance of Executive’s responsibilities to the Company. 2. At-Will Employment. Executive shall be an at-will employee of the Company. This means that Executive’s employment relationship with the Company, and this Agreement, may be terminated by either Party, for any reason, at any time, with or without notice and with or without Cause (as defined in Section 9(e)(i) below). 3. Salary. As of the Effective Date, the Company shall pay Executive an annual base salary of $600,000.00, paid in installments in accordance with the Company’s regular payroll practices (“Base Salary”). Executive’s Base Salary shall be reviewed periodically by the Compensation Committee of the Board of Directors of WeWork Inc. (the “Compensation Committee”) pursuant to the normal performance review policies for members of the senior executive team and may be adjusted from time to time as the Compensation Committee deems appropriate. The Board of Directors of WeWork Inc. (the “Board”) can take any actions of the Compensation Committee pursuant to this Agreement. 4. Annual Bonus. Executive shall be eligible for an annual bonus award, based on the attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”). The target amount of Executive’s Annual Bonus DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

2 will be increased to 75% of Executive’s annual Base Salary (“Target Bonus”) as of the Effective Date, and the maximum Annual Bonus payable for any calendar year is 150% of the Target Bonus. For the avoidance of doubt, Executive’s Target Bonus for 2022 is $435,753.42 and for any future calendar years is 75% of her then-current annual Base Salary. Any Annual Bonus, and the amount thereof, shall be within the sole and absolute discretion of the Compensation Committee and shall range from 0% to 150% of the Target Bonus. Except as set forth in Sections 9(b) and 9(c), in order to receive any Annual Bonus, Executive must be employed by (without having given or received notice of termination), and in good standing with, the Company at the time of payment of the Annual Bonus. Any Annual Bonus will be paid between January 1 and March 15 of the calendar year following the calendar year to which the Annual Bonus relates and may be paid pursuant to the Company’s annual bonus plan then in effect, provided that the terms of Executive’s Annual Bonus pursuant to such plan shall be consistent with the terms of this Agreement. 5. Equity Awards. (a) Existing Equity Awards. For the avoidance of doubt, with respect to any equity incentive awards previously granted to Executive (the “Existing Equity Awards”), the award agreements and the equity incentive plans pursuant to which such awards were granted (including the letter dated July 28, 2021 amending the vesting schedule of the restricted stock units (“RSUs”) granted on January 26, 2021) will continue to govern and this Agreement does not amend or replace any of the terms and conditions of such awards. (b) Prospective Equity Awards. In the first quarter of calendar year 2022, Executive will be granted a non-statutory stock option with respect to 100,000 shares of Class A Common Stock of WeWork Inc. (“Shares”). The per-Share exercise price of the stock option shall be equal to the fair market value of a Share on the date of grant. The stock option will vest and become exercisable over three years with 1/3rd vesting and becoming exercisable on January 27 of each of 2023, 2024 and 2025, in each case, subject to Executive’s continued employment through the applicable vesting date, and will have such other terms and conditions as the Compensation Committee deems appropriate. The stock option will be granted under the WeWork Inc. 2021 Equity Incentive Plan, as amended and restated, or its successor (the “Equity Plan”). In addition, in the first quarter of calendar year 2022, Executive will receive 150,000 performance-vesting RSUs (at maximum performance) under the Equity Plan, which will be subject to the terms and conditions set forth in an award agreement and as the Compensation Committee deems appropriate, consistent with grants made to other similarly situated employees. Each RSU will represent the right to receive one Share once such RSU is fully vested. 6. Benefits. Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company for its employees from time to time, at a level consistent with the benefits provided to other senior executives, subject to the provisions of the respective plans and programs. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date. 7. Paid Time Off. Executive shall be entitled to vacation, holiday and sick leave, in accordance with the Company’s time off and leaves of absence policies. DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

3 8. Company Policies. In consideration for the Company entering into this Agreement, Executive shall execute the Company’s updated Employee Dispute Resolution Program, which is annexed hereto as Exhibit A, the terms of which shall survive termination of this Agreement and Executive’s employment. Executive has previously executed the Company’s Invention, Non- Disclosure, Non-Competition and Non-Solicitation Agreement, which is annexed hereto as Exhibit B, the terms of which shall survive termination of this Agreement and Executive’s employment. Executive agrees to comply with all other Company policies. 9. Termination of Employment. (a) Any Termination. Upon any termination of employment, Executive shall be entitled to the following: (i) any accrued and unpaid Base Salary; (ii) payment for accrued and unused vacation time; and (iii) any rights surviving termination of employment under any employee benefit plan or program or compensation arrangement in which Executive participates, pursuant to its respective terms. (b) Involuntary Termination by the Company without Cause or by Executive for Good Reason. Subject to Section 9(d) below, in the event the Company terminates Executive’s employment without Cause (including a termination on account of Executive’s Disability (as defined in Section 9(e)(iii) below)) or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following, in addition to the payments and benefits provided in Section 9(a): (i) Twelve (12) months of Executive’s Base Salary, at the rate then in effect on the date of Separation (as defined in Section 23 below); provided that, if the termination is for Good Reason on account of a material reduction in Executive’s Base Salary, this amount will be calculated at the rate in effect immediately prior to such reduction. (ii) A pro-rated Target Bonus for the calendar year in which the Separation occurs, which shall be determined by multiplying the Target Bonus for the calendar year in which the Separation occurs, by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in such calendar year and the denominator of which is 365 (“Pro-Rated Target Bonus”). (iii) Provided that Executive is eligible for and timely elects continuation coverage under COBRA, a monthly payment which is equal to, on an after-tax basis, the COBRA premiums for continued health care coverage under the Company’s group health plans for Executive and Executive’s eligible dependents, less the monthly amount that Executive would have paid as an active employee for such coverage (“COBRA Reimbursement”). The Company will pay Executive the COBRA Reimbursements for the period from Separation until the earliest to occur of (1) twelve (12) months after the date of Separation; (2) the date Executive becomes eligible for group health insurance coverage through a subsequent employer; or (3) the date Executive ceases to be eligible for COBRA coverage for any reason, including plan termination (each of the events set forth in subsections (2) and (3) in this Section 9(b)(iii) shall be referred to herein as a “Disqualifying Event”). Executive is required to notify the Company within five (5) days of becoming aware that a Disqualifying Event has occurred or will occur. DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

4 (iv) Any Annual Bonus for the calendar year preceding Executive’s Separation that has not yet been paid as of Executive’s Separation. (c) Termination on Account of Death. Subject to Section 9(d) below, in the event Executive’s employment is terminated on account of Executive’s death, Executive’s estate and dependents shall be entitled to the following, in addition to the payments and benefits provided in Section 9(a): (i) A Pro-Rated Target Bonus. (ii) Provided that Executive’s eligible dependents are eligible for and timely elect continuation coverage under COBRA, a monthly payment which is equal to, on an after-tax basis, the COBRA premiums for continued health care coverage under the Company’s group health plans for Executive’s eligible dependents, less the monthly amount that Executive would have paid as an active employee for such coverage (“Dependent COBRA Reimbursement”). The Company will pay Executive’s estate the Dependent COBRA Reimbursements for the period from Separation until the earliest to occur of (1) twelve (12) months after the date of Separation; (2) the date Executive’s eligible dependents become eligible for group health insurance coverage through an employer; or (3) the date Executive’s eligible dependents cease to be eligible for COBRA coverage for any reason, including plan termination (each of the events set forth in subsections (2) and (3) in this Section 9(c)(ii) shall be referred to herein as a “Dependent Disqualifying Event”). Executive’s eligible dependents are required to notify the Company within five (5) days of becoming aware that a Dependent Disqualifying Event has occurred or will occur. (iii) Any Annual Bonus for the calendar year preceding Executive’s Separation that has not yet been paid as of Executive’s Separation. (d) Form and Timing of Payment. None of the payments in Sections 9(b) or 9(c) above shall apply unless Executive (or Executive’s estate, if applicable) (i) has returned all Company property in Executive’s possession, (ii) has resigned as an officer and member of the Board and/or its subsidiaries and affiliates (as applicable), and (iii) has executed a separation agreement and general release of the Company and its affiliates, and each of their respective employees, officers, directors, owners, members, and other persons affiliated with the Company or its affiliates (the “Separation Agreement”), in a form reasonably prescribed by the Company. Executive (or Executive’s estate, if applicable) must execute and return the Separation Agreement on or before the date specified by the Company, which will in no event be later than 52 days after the date of Separation. Subject to Section 10 and Section 23 hereof: (A) payments under Sections 9(b)(i), 9(b)(iii), and 9(c)(ii) will be made over the 12-month period (or such shorter period in the event of a Disqualifying Event or Dependent Disqualifying Event, as applicable) following Executive’s Separation in installments in accordance with the Company’s normal payroll practices and will commence within 60 days after Executive’s Separation, with any installments not paid between Separation and the date of the first payment included in the first payment, (B) payments under Sections 9(b)(ii) and 9(c)(i) will be made in a lump sum within 60 days after Executive’s Separation, and (C) payment of any Annual Bonus under Sections 9(b)(v) and 9(c)(iv) will be paid in a lump sum at the same time as annual bonuses are paid to other executives of the Company. Notwithstanding anything to the contrary herein, if the period in which Executive can execute and DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

5 return the Separation Agreement spans two calendar years and if any of the payments described in this Section 9(d) are nonqualified deferred compensation subject to Section 409A of the Code (“Section 409A”), payments described in this Section 9(d) shall be made or commence in the second calendar year. (e) Definitions. (i) “Cause” shall mean: (1) Executive’s gross negligence or gross misconduct in the performance of Executive’s employment duties; (2) Executive’s refusal or willful failure to substantially perform Executive’s duties to the Company after Executive was warned by the Company in writing as to Executive’s failure to so perform and Executive failed to cure such failure within ten (10) days following such warning; (3) Executive’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company or its affiliates; (4) Executive’s violation of a confidentiality, non-solicitation, non-competition, or non- disparagement obligation to the Company or its affiliates, whether pursuant to agreement, policy or otherwise; (5) Executive’s improper disclosure of proprietary information or trade secrets of the Company, its affiliates or their business; (6) Executive’s falsification of any records or documents of the Company or its affiliates; (7) Executive’s material non-compliance with a law or regulatory rule applicable to the Company’s business or any material Company policy, including but not limited to the Company’s Workplace Conduct policy and its Code of Ethics; (8) Executive’s indictment for a felony or crime involving moral turpitude; (9) Executive’s engaging in behavior that risks harm to the reputation of the Company or its affiliates or puts Executive at material risk of being prohibited from working for the Company; or (10) Executive’s other willful action that is materially harmful to the business, interests or reputation of the Company or its affiliates. (ii) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. (iii) “Disability” shall mean that Executive has incurred a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code. (iv) “Good Reason” shall mean (1) a material diminution in Executive’s duties, responsibilities and authority, (2) the requirement by the Company that Executive’s principal place of employment be relocated more than 50 miles from New York City; or (3) a material reduction in Executive’s Base Salary, other than a reduction that is part of a broad- based reduction of base salary applicable to similarly situated employees of the Company. Good Reason shall not exist unless (a) the Company has received written notice of such Good Reason from Executive within thirty (30) days of the first occurrence of the alleged event of Good Reason, (b) the Company does not cure within thirty (30) days after receipt of such notice, and (c) Executive terminates employment for Good Reason within ninety (90) days following the first occurrence of such event. 10. Section 280G. To the extent that any payments to be made to Executive under this Agreement or otherwise as a result of a “change in ownership or control” (including any accelerated vesting of equity awards) could be “excess parachute payments” for purposes of Sections 280G and 4999 of the Code, then, to the extent the Company is not publicly-traded for purposes of the applicable regulations at such time, the Company and Executive shall attempt in DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

6 good faith to obtain a shareholder vote under circumstances that satisfy the shareholder approval requirements of Section 280G(b)(5) of the Code in order to avoid adverse tax consequences for the Company and Executive under Sections 280G and 4999 of the Code, provided Executive waives Executive’s right to retain any parachute payments submitted to a vote in the event that the shareholders do not approve such payments. If such shareholder approval is not obtained, the payments (or, acceleration, as applicable) shall be reduced in a manner consistent with the requirements of Section 409A. If such shareholder approval is not available, the payments (including equity awards) shall be reduced in a manner consistent with the requirements of Section 409A if, and solely to the extent that, such reduction will cause Executive to retain, on an after-tax basis taking into account any excise tax imposed by Section 4999 of the Code, a greater amount of such payments than would be the case if there were no such reduction. Any determination of reduction of payments pursuant to this Section 10 shall be made by an accounting firm selected by the Company. Such determination shall be binding upon the Company and Executive, and the fees of such firm shall be paid by the Company. 11. No Conflict. Executive represents and warrants that Executive is free to enter into this Agreement and the agreements referenced herein, and that Executive has no contractual commitments, restrictions, or obligations that will in any way preclude or interfere with Executive’s continued employment by the Company, Executive’s conduct of Company business, or performance of Executive’s duties. Executive further represents and warrants that Executive will not bring or disclose, and that Executive has not brought or disclosed to the Company any confidential or proprietary information of any former employer. 12. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Executive is or was a director or officer of WeWork Inc. or any of its subsidiaries (including the Company), Executive shall be indemnified by the Company, to the fullest extent permitted by applicable law and WeWork Inc.’s articles of incorporation and bylaws. 13. Cooperation. Executive agrees that, upon the Company’s reasonable notice to Executive, Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company (or, if applicable, any affiliate of the Company) or of which Executive has knowledge by virtue of Executive’s employment with the Company (or, if applicable, any affiliate of the Company). Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation. 14. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been given (a) on the day sent, if delivered by hand or email (with confirmation), or (b) on the business day after the day sent if delivered by a recognized overnight courier, to the following addresses (or such other addresses as a Party may designate by notice to the other Party): DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

7 To Executive: At the address on file in the Company’s personnel records To the Company: We Work Management LLC 575 Lexington Avenue, 12th Floor New York, New York 10022 Attn: Chief Legal Officer 15. Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective legal representatives, successors, and permitted assigns, and nothing herein is intended to confer any right, remedy, or benefit upon any other person. Executive may not assign or transfer any of Executive’s rights and obligations under this Agreement without the prior written consent of the Company. 16. Entire Agreement. This Agreement, together with the Employee Dispute Resolution Program and the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (attached hereto as Exhibit A and Exhibit B, respectively), constitute the entire understanding and agreement between Executive and the Company with respect to the subject matter hereof and supersede all prior negotiations and understandings, whether written or oral, relating to such subject matter; provided that the Existing Equity Awards and that certain July 28, 2021 bonus letter agreement between Executive and the Company shall remain in full force and effect. Executive acknowledges that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement. Notwithstanding any contrary provision of this Agreement or of the Offer Letter, on the Effective Date this Agreement entirely replaces and supersedes the Offer Letter and after the Effective Date, Executive will not receive any payments, benefits or other rights or entitlements under the Offer Letter. 17. Amendment and Waiver. The terms of this Agreement may not be modified, waived, changed, discharged, or terminated, except by an agreement in writing signed by the Parties. No term or condition of this Agreement shall be waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. No such written waiver shall be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. 18. Severability. Each provision and term of this Agreement should be interpreted in a manner to be enforceable and valid, but if any provision or term is held, in whole or in part, to be invalid or unenforceable, then such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions and terms, and such other provisions and terms shall remain in full force and effect. 19. Governing Law. This Agreement shall be governed by the laws of the State of New York without reference to the conflict or choice of laws provisions thereof. DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

8 20. Dispute Resolution. In the event of any dispute arising under or relating to this Agreement, Executive and the Company agree that any such dispute shall be resolved pursuant to the Employee Dispute Resolution Program. 21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. 22. Tax Matters. (a) Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. (b) Tax Advice. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. 23. Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement until Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A (a “Separation”). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated or additional taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and Company during the six (6) month period immediately following Executive’s Separation shall instead be paid on the first business day after the date that is six (6) months following Executive’s Separation (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement or any other arrangement between Executive and Company shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything set forth herein to the contrary, to the extent that any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes non-qualified deferred compensation under Section 409A, then to the extent required to avoid accelerated or additional taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

9 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

10 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date Executive signs this Agreement. WE WORK MANAGEMENT LLC SUSAN CATALANO By: Jared DeMatteis Date: Title: Chief Legal Officer DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE 1/28/2022

Exhibit A Employee Dispute Resolution Program DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE

Exhibit B Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement DocuSign Envelope ID: 92F55DC7-4648-43D8-B0A5-86E2D904BFEE